EXHIBIT 12

                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                              COMPUTATION OF RATIOS

RETURN ON AVERAGE STOCKHOLDERS' EQUITY   Net income/Average stockholders' equity

RETURN ON AVERAGE ASSETS                 Net income/Average assets

NET INTEREST MARGIN                      Fully tax equivalent net interest
                                         income/Average earning assets

NON-INTEREST LEVERAGE RATIO             (Non-interest income less securities and
                                         asset disposal gains and/or losses)/
                                        (Non-interest expense less intangible
                                         asset amortization)

EFFICIENCY RATIO                        (Non-interest expenses less intangible
                                         asset amortization)/(Fully tax
                                         equivalent net interest income plus
                                         non-interest income securities and
                                         asset disposal gains and/or losses)

AVERAGE STOCKHOLDERS' EQUITY TO          Average stockholders' equity/Average
 AVERAGE ASSETS                          assets

AVERAGE LOANS TO AVERAGE DEPOSITS        Average gross loans/Average deposits

DIVIDEND PAYOUT RATIO                    Dividends declared/Net income

NONPERFORMING LOANS AS A PERCENTAGE     (Nonaccrual loans plus loans past due
 OF PERIOD END LOANS                     90 days or greater plus renegotiated
                                         loans)/Gross loans net of unearned
                                         interest

NONPERFORMING ASSETS AS A PERCENTAGE    (Nonaccrual loans plus loans past due 90
 OF TOTAL ASSETS                         days or greater plus renegotiated loans
                                         plus other real estate owned)/Total
                                         assets

ALLOWANCE FOR LOAN LOSSES TO PERIOD      Allowance for loan losses/Gross loans
 END TOTAL LOANS                         net of unearned interest

TIER 1 CAPITAL RATIO                     Stockholders' equity less intangible
                                         assets and securities mark-to-market
                                         capital reserve ("Tier 1 Capital")/Risk
                                         adjusted assets

TOTAL CAPITAL RATIO                      Tier 1 Capital plus allowance for loan
                                         losses/Risk adjusted assets

TIER 1 LEVERAGE RATIO                    Tier 1 Capital/Quarterly average assets

CASH DIVIDENDS PER SHARE                 Cash dividends paid/Common shares
                                         outstanding at date of declaration

BOOK VALUE PER SHARE                     Total stockholders' equity/Common
                                         shares outstanding at quarter-end

TANGIBLE BOOK VALUE PER SHARE           (Total stockholders' equity less
                                         goodwill and other intangible assets)/
                                         Common shares outstanding at
                                         quarter-end

TANGIBLE CAPITAL RATIO                  (Total stockholders' equity less
                                         goodwill and other intangible assets)/
                                        (Total assets less goodwill and other
                                         intangible assets)




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